Exhibit 99.1

Contact: Cliff Stebe Chief Financial Officer, 636.946.6525

FOR IMMEDIATE RELEASE

LMI Aerospace Announces First Quarter 2016 Results; Outlines Growth Plan Through 2018

ST. LOUIS, May 9, 2016 -- LMI Aerospace Inc. (Nasdaq:LMIA) ("LMI" or the "Company"), a leading provider of design and aftermarket engineering services, and supplier of structural assemblies, kits and components to the aerospace and defense markets, announced its financial results for the first quarter ended March 31, 2016, and outlined Company growth plan.

Key Developments and Highlights

•
Investing for growth - Announcing plan to expand Washington, Mo., facility to meet 737 production ramp-up, critical to achieving Aerostructures targeted compound annual revenue growth rate of 10 percent from 2015 to 2018

•
Improving cost structure - Completed additional restructuring actions in the first quarter of 2016, advancing the Company on its path to expand EBITDA margin percentage by 300 plus basis points from 2015 to 2018

•	Continuing disciplined management of cash flow to reduce debt - Targeting further improvement of leverage ratio to approximately 3.0 by the end of 2018

•	Reaffirming 2016 guidance

First Quarter Results

For the first quarter of 2016, net sales were $87.3 million, compared to $92.5 million in the first quarter of 2015. A net loss of $1.8 million, or $0.14 per diluted share, was realized in the first quarter of 2016, compared to a net loss of $1.5 million, or $0.11 per diluted share, in the first quarter of 2015.

Operating income for the first quarter of 2016, excluding $1.1 million of net unfavorable, non-recurring items, was $4.5 million. Non-recurring items in the first quarter of 2016 included restructuring costs of $0.9 million.  Diluted loss per share, excluding the impact of non-recurring items, was $0.05 in the first quarter of 2016. Operating income for the first quarter of 2015, excluding the impact of $0.4 million of net unfavorable, non-recurring items, was $4.7 million. Diluted loss per share, excluding the impact of non-recurring items, was $0.08 in the first quarter of 2015.
"Our near-term focus remains optimizing our operations and preparing for a significant ramp-up on several key programs, particularly with Boeing’s announced production rate increases and our higher 737 MAX content," said LMI Aerospace Chief Executive Officer Dan Korte. "As a company, we are targeting an overall compound annual revenue growth rate of 9 percent from 2015 to 2018, with much of the anticipated growth taking off in Aerostructures in 2017, coupled with expected margin improvement. In preparation for this higher demand, beginning later this year we plan to expand our five-axis machining center of excellence in Washington, Mo., the impact of which is reflected in our guidance.
"We are keenly focused on returning greater value to our shareholders and continue to evaluate our operations, make the necessary changes across LMI to improve working capital, drive further production efficiency, reduce cost and generate optimal cash flow levels. Our strategy to reinvigorate Engineering Services has resulted in the segment's second consecutive quarter of profitability, benefiting from cost reductions made in 2015.
"We are excited to provide detailed insights on our three-year growth plan during today's earnings conference call."

Segment Results

	Q1	Q1
($ millions)	2016	2015

Net sales:
Aerostructures	$77.0	$79.3
Engineering Services	11.1	13.5
Eliminations	(0.8)	(0.3)
Total net sales	$87.3	$92.5

Income (loss) from operations:
Aerostructures	$3.5	$5.1
Engineering Services	0.2	(0.8)
Eliminations	(0.3)	—
Total income from operations	$3.4	$4.3

Aerostructures Segment

	Q1		Q1
Net Sales ($ in millions)	2016	% of Total	2015	% of Total

Large commercial aircraft	$44.8	58.2%	$42.2	53.2%
Corporate and regional aircraft	17.3	22.5%	20.5	25.9%
Military	8.9	11.6%	10.3	13.0%
Other	6.0	7.7%	6.3	7.9%
Total	$77.0	100.0%	$79.3	100.0%

Aerostructures revenue decreased 3.0 percent to $77.0 million in the first quarter of 2016 from $79.3 million in the first quarter of 2015. In the large commercial aircraft market, higher production rates on the Boeing 787 and Bombardier C-Series programs increased sales by $1.5 million and $1.3 million, respectively, a trend which is expected to continue through 2016. The decline in sales in the corporate and regional jet market was attributable to lower demand of $3.2 million on the Gulfstream G450/550 program, which was expected. Military sales on the Boeing F/A-18 and Lockheed Martin F-35 programs declined $0.9 million and $0.7 million, respectively.

The Aerostructures segment generated gross profit of $14.8 million, or 19.2 percent of net sales, in the first quarter of 2016 versus $15.9 million, or 20.1 percent of net sales, in the first quarter of 2015.  Lower sales volume and unfavorable product mix contributed to the reduction in gross profit margin in the first quarter of 2016. This decline in gross profit margin was partially offset by benefits realized from restructuring activities completed during 2015.

Selling, general and administrative expenses were $11.3 million in the first quarter of 2016 versus $10.8 million in the first quarter of 2015. The increase was attributable to restructuring charges of $0.9 million recognized in the first quarter of 2016 compared to $0.3 million in the first quarter of 2015. Excluding the impact of these items, selling, general and administrative expenses were $10.4 million and $10.5 million in the first quarter of 2016 and 2015, respectively.

Engineering Services Segment

	Q1		Q1
Net Sales ($ in millions)	2016	% of Total	2015	% of Total

Large commercial aircraft	$5.9	53.2%	$7.5	55.6%
Corporate and regional aircraft	2.6	23.4%	2.9	21.5%
Military	2.2	19.8%	2.5	18.5%
Other	0.4	3.6%	0.6	4.4%
Total	$11.1	100.0%	$13.5	100.0%

Engineering Services revenue decreased 18.1 percent to $11.1 million in the first quarter of 2016 from $13.5 million in the first quarter of 2015.

The decline in net sales in the large commercial market was primarily attributable to lower sales on the Bombardier Global 7000/8000 program and lower maintenance and repair revenues of $0.7 million and $0.5 million, respectively. Sales to the corporate and regional aircraft market declined primarily due to a $0.3 million decrease in the Aerion AS2 program. The decline in military sales was primarily due to $0.5 million decrease in revenue on the Bell V-280 program which is now complete.

Gross profit for the segment was $1.7 million, or 15.1 percent of net sales, for the first quarter of 2016, compared to $1.3 million, or 9.6 percent of net sales, for the prior year quarter.  The increase in gross profit was primarily attributable to the decline in salary and related expenses resulting from cost reduction activities completed in 2015.

Selling, general and administrative expenses for the segment were $1.5 million in the first quarter of 2016 compared to $2.1 million in the first quarter of 2015. The decrease in selling, general and administrative expenses was primarily attributable to a decline in salary and related expenses resulting from cost reduction activities completed in 2015.

Non-Segment

Interest expense decreased $0.3 million in the first quarter of 2016 on lower borrowings compared to the first quarter of 2015.

The Company recorded an income tax benefit of $0.2 million for the first quarter of 2016, compared to income tax expense of $0.3 million in the first quarter of 2015.

The Company's operating cash flow was $2.0 million higher in the first quarter of 2016 when compared to the prior-year period. The Company's operations used cash of $7.2 million in the first quarter of 2016 and funded net capital expenditures of $2.4 million, resulting in negative free cash flow of $9.7 million. In the first quarter of 2015, the Company's operations used cash of $9.3 million and funded net capital expenditures of $6.9 million, resulting in negative free cash flow of $16.2 million.

Outlook for 2016

The Company reaffirms the guidance for 2016 previously provided in the fourth quarter 2015 earnings release dated March 9, 2016:

($ millions)	2016 Guidance	2015 Actual

Sales:
Aerostructures	$315.0 - $325.0	$327.2
Engineering Services	50.0 - 55.0	49.1
Eliminations	—	(1.2)
Net Sales	$365.0 - $380.0	$375.1

Operating profit	$22.0 - $27.0	$20.8

Free cash flow	$10.0 - $15.0	$16.0

Conference Call and Webcast Information

In connection with this release and as previously announced, LMI will hold a conference call today, May 9, 2016, at 9:00 a.m., Central Daylight Time. LMI Chief Executive Officer Dan Korte and Chief Financial Officer Cliff Stebe will host the call. To participate in the call, dial 866-307-3343 approximately five minutes before the conference call time start time.

Visit http://ir.lmiaerospace.com/events.cfm to access a link to a live webcast of the call. A recording of the call will be available for a limited time on the Company's website after the call concludes.

About LMI Aerospace

LMI Aerospace Inc. is a leading supplier of structural solutions and engineering services to the commercial, business and regional, and military aerospace markets. Manufacturing more than 40,000 products for a variety of platforms and providing turnkey engineering capabilities to support aircraft lifecycles, LMI offers complete, integrated solutions in aerostructures, engineering and program management. Based in St. Louis, LMI has 22 locations across the United States and in Mexico, the United Kingdom and Sri Lanka. For more information visit: www.lmiaerospace.com.

Cautionary Statements Regarding Forward-Looking Statements

This news release includes forward-looking statements, including statements related to LMI's strategy and outlook for 2016 and beyond, and other statements based on current management expectations, estimates and projections. Such forward-looking statements are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results and events to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, difficulties implementing the Company's growth strategy, continued decline in demand in the Engineering Services segment, managing leverage resulting from our notes and revolving credit facility, complying with debt covenants with respect to such indebtedness and competitive pressures, as well as those Risk Factors detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and any risk factors set forth in our other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$1,439	$10,504
Accounts receivable, net	54,953	48,491
Inventories	119,359	114,775
Prepaid expenses and other current assets	4,665	4,147
Total current assets	180,416	177,917

Property, plant and equipment, net	98,281	100,969
Goodwill	86,784	86,784
Intangible assets, net	45,546	46,582
Other assets	3,484	3,728
Total assets	$414,511	$415,980

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$19,855	$13,156
Accrued expenses	21,842	30,015
Current installments of long-term debt and capital lease obligations	2,352	2,362
Total current liabilities	44,049	45,533

Long-term debt and capital lease obligations, less current installments	248,561	247,633
Other long-term liabilities	3,575	4,322
Deferred income taxes	516	536
Total long-term liabilities	252,652	252,491

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 13,471,377 and 13,287,688 shares at March 31, 2016 and December 31, 2015, respectively	269	266
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	—	—
Additional paid-in capital	98,827	97,617
Accumulated other comprehensive loss	(225)	(211)
Treasury stock, at cost, 419 and 39,419 shares at March 31, 2016 and December 31, 2015, respectively	(4)	(418)
Retained earnings	18,943	20,702
Total shareholders’ equity	117,810	117,956
Total liabilities and shareholders’ equity	$414,511	$415,980

Supplemental Balance Sheet Information:	March 31,	December 31,
	2016	2015
Product inventory	$86,717	$82,587
Capitalized contract costs	32,642	32,188
Total inventories	$119,359	$114,775

LMI Aerospace, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands, except share and per share data)(Unaudited)

	Three Months Ended March 31,
	2016	2015

Sales and service revenue
Product sales	$75,862	$78,457
Service revenue	11,469	14,018
Net sales	87,331	92,475
Cost of sales and service revenue
Cost of product sales	60,336	62,551
Cost of service revenue	10,765	12,727
Cost of sales	71,101	75,278
Gross profit	16,230	17,197

Selling, general and administrative expenses	11,853	12,609
Restructuring expense	947	275
Income from operations	3,430	4,313

Other (expense) income:
Interest expense	(5,263)	(5,591)
Other, net	(90)	122
Total other expense	(5,353)	(5,469)

Loss before income taxes	(1,923)	(1,156)
(Benefit) provision for income taxes	(164)	309

Net loss	(1,759)	(1,465)
Other comprehensive income (expense):
Change in foreign currency translation adjustment	(13)	(79)
Total comprehensive loss	$(1,772)	$(1,544)

Amounts per common share:
Net loss per common share	$(0.14)	$(0.11)

Net loss per common share assuming dilution	$(0.14)	$(0.11)

Weighted average common shares outstanding	12,975,485	12,794,766

Weighted average dilutive common shares outstanding	12,975,485	12,794,766

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Operating activities:
Net loss	$(1,759)	$(1,465)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	4,900	4,913
Amortization of debt issuance cost	478	489
Deferred taxes	—	87
Stock based compensation	345	586
Other non-cash items	(65)	(42)
Changes in operating assets and liabilities:
Accounts receivable	(6,475)	(2,736)
Inventories	(4,740)	(7,576)
Prepaid expenses and other assets	(387)	(540)
Current income taxes	(38)	208
Accounts payable	7,388	1,786
Accrued expenses	(6,891)	(4,986)
Net cash used by operating activities	(7,244)	(9,276)
Investing activities:
Additions to property, plant and equipment	(2,418)	(6,879)
Proceeds from sale of property, plant and equipment	6	—
Net cash used by investing activities	(2,412)	(6,879)
Financing activities:
Proceeds from issuance of debt	1,465	—
Principal payments on long-term debt and notes payable	(874)	(614)
Advances on revolving line of credit	2,000	36,000
Payments on revolving line of credit	(2,000)	(24,500)
Payments for debt issuance cost	—	(94)
Net cash provided by financing activities	591	10,792
Net decrease in cash and cash equivalents	(9,065)	(5,363)
Cash and cash equivalents, beginning of period	10,504	7,927
Cash and cash equivalents, end of period	$1,439	$2,564
Supplemental disclosure of noncash transactions:
Defined contribution plan funding in company stock	$1,472	$710

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,

	2016	2015

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net loss	$(1,759)	$(1,465)
Income tax (benefit) expense	(164)	309
Depreciation and amortization	4,900	4,913
Stock-based compensation	752	907
Interest expense	5,263	5,591
Restructuring expense	947	275
Integration expense	31	107
Other, net	170	(99)
Adjusted EBITDA	$10,140	$10,538

Free Cash Flow (2):

Net cash used by operating activities	$(7,244)	$(9,276)
Less net capital expenditures	(2,412)	(6,879)
Free cash flow	$(9,656)	$(16,155)

(1) The Company believes Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

(2) The Company believes Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.